Exhibit 10.9

August 9, 2018

Julie B. Feder

85 Somerset Rd.

Brookline, MA 02445

Re:	Offer of Employment

Dear Julie:

Following up on our discussions, the following represents our offer regarding your employment by Aura Biosciences, Inc. (the “Company”) as an “at will” employee.

Your title and position will be Chief Financial Officer and you will report to Elisabet de los Pinos, President and Chief Executive Officer or her designee. The scope of your responsibilities will be those customarily associated with the position of Chief Financial Officer. The basic terms of your employment are as follows:

1.

Salary and Expenses: Your compensation will be a salary of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) per annum (the “Salary”), which will be paid bi-weekly or in accordance with the Company’s normal payroll practices in effect from time to time (subject to proration in the Initial Period as provided in Section 9 below). In accordance with Company policies and procedures, you will be reimbursed for all reasonable out-of-pocket expenses incurred by you on behalf of the Company. Pre-approval of expenditures above Two Hundred Fifty ($250.00) is required.

2.

Annual Bonus: You will be eligible to receive an annual bonus targeted at 35% of your Base Salary based on the performance of the Company (the “Bonus”). The amount of the Bonus, if any, will be at the sole discretion of the Company. You must be employed on the date that the Bonus is paid in order to be eligible to receive the Bonus.

3.

Equity: You will be eligible to be granted, subject to the approval of the Company’s Board of Directors, options to purchase One Million Two Hundred Twenty-Eight Thousand Three Hundred Twelve (1,228,312) shares of the Company’s common stock at the then fair market value, as determined by the Board of Directors. Any such grant will be subject to the Company’s 2009 Amended and Restated Stock Option and Restricted Stock Plan and the Company’s form of stock option agreement, and will vest (subject to your continuous employment with the Company on each vesting date) as to one-fourth of the options on the first anniversary of your start date and in equal monthly installments thereafter until the fourth anniversary of your start date.

August 9, 2018

Your options will vest in full upon the occurrence of a “Sale Event,” which means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity (a “Person”), (iii) a merger, reorganization or consolidation involving the Company in which the shares of the Company’s voting equity outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than fifty percent (50%) of the outstanding voting power of such surviving or resulting entity, (iv) the acquisition of all or a majority of the outstanding voting equity of the Company in a single transaction or a series of related transactions by a Person or a group of Persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s initial public offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a Sale Event.

4.

Benefits: As a full-time employee, you will be entitled to health and dental insurance benefits currently available (healthcare, dental and vision) for which you are eligible, and you may elect to cover your spouse and dependents. During 2018 there is no employee contribution to premiums, but this is subject to change. We also offer a 401(k) retirement plan for which you will be eligible to participate, and the Company currently matches up to 6%. Further, you will be entitled to three (3) weeks of paid vacation, pro-rated on an annual basis.

5.

Termination: Employees of the Company are employed “at will.” This means that you may terminate your employment with the Company at any time and for any reason or no reason, upon five (5) days’ prior written notice to the Company. Likewise, the Company reserves the right to terminate your employment at any-time and for any reason or no reason, upon five (5) days’ prior written notice to you; provided, however, that in the event of a termination for cause, no prior notice (written or otherwise) will be required. In the event of the termination of this Agreement by either you or the Company for any reason or no reason, your Salary- under Section 1 (and the vesting of any stock options under Section 3) shall immediately cease and this Agreement and the stock option agreement shall terminate; however, the Confidential Information, Non-Solicitation and Invention Assignment Agreement (attached hereto as Exhibit A) shall survive and remain in full force and effect in accordance with its terms.

6.

Status: The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will need to complete the I-9 Form and bring it, together with the appropriate documents, with you when you report for work. We will not be able to employ you if you cannot comply with this requirement.

7.	Job location: Cambridge, Massachusetts, with travel as required.

8.	References: The Company has the right to rescind this offer pending satisfactory results, in its sole discretion, of background and reference checks.

August 9, 2018

9.

Start date and Assurances: On or about August 13, 2018 or as otherwise mutually agreed (the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; and (ii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any nondisclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions. You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, with any prospective Company employees or other service providers.

From the Start Date until October 2, 2018 (the “Initial Period”), you will work two (2) days per week and will receive a prorated amount of the Salary. Beginning on October 3, 2018, you will work full time and will receive the full amount of your Salary.

10.

Non-disparagement. You agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement. public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

11.

Severance. In the event that the Company terminates your employment without Cause, and not due to your death or Disability, and provided you execute a general release of claims (the “Release”) in favor of the Company on or before the sixtieth (60th) day following your last date of employment, the Company will (i) continue to pay you your annual base salary for the Severance Period, and (ii) provided you have properly elected to continue your healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) the Company will continue to pay your healthcare coverage premiums on the same premium-sharing basis for the Severance Period, or, if earlier, until you are no longer eligible to continue your coverage pursuant to COBRA. The base salary continuation shall be paid pursuant to the Company’s regular payroll schedule beginning on the first practicable payroll date that follows the date the Release is effective. The healthcare coverage premiums may be taxable and subject to imputed income treatment and will either be paid on your behalf to the insurer or by reimbursement to you (at the Company’s election).

The capitalized terms used in this Section 11 (unless otherwise defined therein) shall have the following meanings:

August 9, 2018

“Cause” means that you have: (i) violated your fiduciary duty to the Company or committed any other act involving material dishonesty or fraud with respect to the Company; (ii) been indicted for or pled guilty or nolo contendere to a felony involving violence, conversion, theft or misappropriation of property of another, controlled substances, moral turpitude, or the regulatory good standing of the Company; (iii) engaged in grossly negligent or willful misconduct that the Company determines to be materially injurious to the Company; (iv) violated any Company policy or breached any material provision of any agreement between you and the Company; or (v) failed or refused to perform your material duties or failed or refused to follow a lawful directive from the CEO or the Board of Directors.

“Disability” means a physical or mental illness, impairment, or condition determined by the Company, in its sole discretion, that prevents or may prevent you from performing your duties to the Company, with our without a reasonable accommodation, for a period of 90 consecutive dates, or 180 days (which need not be consecutive) in any 12 month period.

“Severance Period” means nine (9) months.

12.

At-Will Employment. Subject to Paragraph 11, your employment with the Company is “at-will.” This means that you and the Company each have the right to terminate your employment at any time, for any reason, with or without notice. This letter is not to be construed or interpreted as containing any guarantee of continued employment or employment for any definite period of time. Accordingly, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation and benefits. This letter also is not to be construed or interpreted as containing any guarantee of any particular level or nature of compensation or benefits, and the level or nature of compensation or benefits may be terminated or modified by the Company at any time without or without notice.

Subject to your timely acceptance of this offer and reference checks, this offer is binding. You have been provided the additional employment documents (Confidential Information, Non-Solicitation and Invention Assignment Agreement) for your review and execution. Your employment is not effective until all of the agreements are signed and returned to the Company. We very much hope to work with you to build an exciting company together. Please feel free to call me if you have any questions.

The Signature Page Follows.

August 9, 2018

Very truly yours,

AURA BIOSCIENCES, INC.

By:	/s/ Elisabet de los Pinos
Elisabet de los Pinos, Ph.D., President and CEO
Hereunto Duly Authorized

AGREED AND ACCEPTED:	Date Accepted: August 10, 2018

/s/ Julie B. Feder
Julie B. Feder	Social Security No.

AURA BIOSCIENCES, INC.

CONFIDENTIAL INFORMATION, NON-SOLICITATION

AND INVENTION ASSIGNMENT AGREEMENT

As a condition of, and in consideration of, my employment by Aura Biosciences. Inc. (“Aura”), and my receipt of the compensation now and hereafter paid to me by Aura, I agree to the following:

1. Confidential Information.

(a) Aura and Third Party Information. I agree at all times during the term of my employment and thereafter, to hold in strict confidence, and not to use, except for the benefit of Aura, or to disclose to any person, firm or corporation without written authorization of an officer of Aura, any Confidential Information. I understand that “Confidential Information” means any research conducted by me either alone or with others in connection with or related to my employment by Aura, and all results and data generated in connection therewith, and any confidential or proprietary information, technical data, trade secrets or know-how of Aura, including, but not limited to, research and product plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to me by Aura, either directly or indirectly, in writing, orally (and reasonably understood not to be Confidential Information) or otherwise. I recognize that Aura has received and in the future will receive from third parties confidential or proprietary information of such third parties subject to a duty on Aura’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes, and I understand that such information is also Confidential Information. I further understand that Confidential Information does not include any of the foregoing information or items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations to Aura as to the information or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with Aura, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that 1 will not bring onto the premises of Aura, any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

2. Inventions and Publication Reports.

(a) Prior Inventions. I represent that there are no inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with Aura (collectively referred to as “Prior Inventions”) that belong to me, that relate to Aura’s business, products or research and development. If, in the course of my employment with Aura, I incorporate into an Aura product, process or machine a Prior Invention owned by me or in which I have an interest, Aura is hereby granted and will have a non-exclusive, royalty free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

I further agree that with respect to all Inventions or other matters that may arise in connection with or related to my employment that may result in publishable material, with or without consideration, all such publications rights shall belong exclusively to Aura. When and if such materials and items are published by the Company, the Company agrees to note my involvement and development of such materials and items.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Aura, and will hold in trust for the sole right and benefit of Aura, and hereby assign to Aura, or Aura’s designee, all my rights, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, that I may solely or jointly make, develop, conceive or reduce to practice, or cause to be made, developed, conceived or reduced to practice, in connection with or related to the period of time I am in the employ of Aura (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with Aura and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made, developed, conceived or reduced to practice by me (solely or jointly with others) during the term of my employment with Aura. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Aura. The records will be available to and remain the sole property of Aura at all times.

(d) Patent and Copyright Registrations. I agree to assist Aura, or Aura’s designee, at Aura’s expense, in every way to secure Aura’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including disclosing to Aura all pertinent information and data with respect thereto, and executing all applications, specifications, oaths, assignments and all other instruments that Aura shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Aura. Aura’s successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers will continue after the termination of this Agreement. If Aura is unable, after ten (10) days prior written notice to me, because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States of America or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Aura as above, then I hereby irrevocably designate and appoint Aura and Aura’s duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3. Non-Competition. I agree that, during the term of my employment with Aura. I will not engage in any other employment, occupation, consulting or other business activity related to the business in which Aura is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligation to Aura. I agree that, at the time of leaving the employ of Aura, I will deliver to Aura, any and all documents or property, or reproductions of any such documents or property, developed by me pursuant to my employment with Aura or otherwise belonging to Aura, its successors or assigns.

4. Representations. I agree to execute any proper oath or verify any proper document requested by Aura to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Aura. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with the terms of this Agreement. I further represent that entering into this Agreement will not violate any policies or procedures of any academic institution or corporation (public or private) with which I am or was involved or associated with and that I have received all of the necessary written permissions, if any, to enter into this Agreement and I will not, at any time during the term of this Agreement, bring any resources belonging to any corporation, company, institution (public, private, profit or non-profit), including, but not limited to funds, utilities, facilities, computers, laboratories or supplies or otherwise engage the services or employ any individuals not previously approved by Aura.

5. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section 5(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, will be settled by arbitration to be held in Boston, MA in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Aura and I will each pay one-half of the costs and expenses of such arbitration, and each of us will separately pay our counsel and witness fees and expenses.

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate Aura’s damages from any breach of the covenants set forth in Sections 1, 2 and 3 herein. Accordingly, I agree that if I breach my obligations under any of such sections, Aura will have, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security will be required in obtaining such equitable relief.

6. Non-Solicitation.

During the term of my employment and for a period of twelve (12) months following the expiration or termination of my employment for whatever reason or no reason (the “Non-Solicitation Period”), I will not:

(a) Solicit or request any employee of or consultant or advisor to Aura to leave the employ of or cease consulting or advising Aura;

(b) Solicit or request any employee of or consultant or advisor to Aura to join the employ of, or begin consulting or advising for, any individual or entity that researches, develops, markets or sells products that compete with those of Aura;

(c) Solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of Aura, to employ or retain as a consultant or advisor any employee, consultant or advisor of Aura; or

(d) Induce or attempt to induce any customer, investor, strategic partner, supplier or vendor of Aura to terminate or breach any written or oral agreement or understanding with Aura.

7. General Provisions.

(a) Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles.

(b) Entire Agreement. This Agreement, the attached Offer of Employment Letter and Incentive Stock Option Agreement sets forth the entire agreement and understanding between Aura and me relating to the subject matter hereof and merges all prior discussions between us. No modification of or amendment to this Agreement, the Offer of Employment Letter and Incentive Stock Option Agreement or any waiver of any rights under these Agreements, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Aura, its successors and its assigns.

The Next Page is the Signature Page

Dated: August 10,2018	/s/ Julie B. Feder
Julie B. Feder

Address: 85 Somerset Rd.
Brookline, MA 02445

Social Security Number:

AURA BIOSCIENCES, INC.

By:	/s/ Elisabet de los Pinos
Elisabet de los Pinos, Ph.D., President and CEO
Hereunto Duly Authorized